Exhibit 3.5


                            AMENDMENT NO. 3 TO THE

                             AMENDED AND RESTATED

                             DECLARATION OF TRUST

                              AND TRUST AGREEMENT

                                      OF

                                MLM INDEX FUND

     This AMENDMENT ("Amendment") is made and entered into as of the 14th day of June, 2001 by and among MOUNT LUCAS MANAGEMENT CORPORATION, a Delaware corporation, as manager (the "Manager"), WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (the "Trustee") and the Interest Holders whose signatures appear on the execution page hereof and who hold in the aggregate more than 10% of the outstanding Interests of each Series as of the date hereof (exclusive of the Interests of the Manager) (the "Signing Interest Holders"), and is made with reference to, and pursuant to the authority granted by Section 11.1 of that certain Amended and Restated Declaration of Trust and Trust Agreement dated the 31st day of August, 1998, by and among the Manager, the Trustee and the Interest Holders of the MLM Index Fund (the "Trust"), as amended by that Amendment No. 1 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of March 23, 1999 and that Amendment No. 2 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of February 2000 (as amended, the "Trust Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Trust Agreement.

     WHEREAS, it is desired that the Trust Agreement be amended as provided below;

     NOW, THEREFORE, the parties agree as follows and the Manager and the Signing Interest Holders hereby direct the Trustee, pursuant to the Trust Agreement, to execute and deliver this Amendment:

     1. The definition of Offering Memorandum is amended to read in its entirety as follows:

          "Offering Memorandum means with respect to all Series and Classes which are not offered exclusively to Qualified Eligible Persons (as that term is defined in CFTC regulations) the relevant Confidential Offering Memorandum of the Trust, as filed with the CFTC, as amended or supplemented. With respect to Series and Classes which are offered exclusively to Qualified Eligible Persons, Offering Memorandum means the relevant Confidential Offering Memorandum supplied to the Interest Holders of such Series or Classes, as amended or supplemented."

     2. The following sentences shall be inserted into Section 3.1(e) after the third sentence in such section:

          "The Trust shall issue Interests in a separate Series entitled the "Class C Enhanced Series". The Class C Enhanced Series will attempt to replicate the MLM Index at a leverage ratio of 3 to 1."



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     3.   The following sentence shall be inserted into Section 4.8 after the first sentence in such section:

          "The Manager shall receive from the Class C Enhanced Series a management fee at an annual rate of two and five one hundredths percent (2.05%) based upon the Net Asset Value of such Series, determined and paid as of the first day of each calendar month."

     4. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles or rules of conflicts of laws);

     5. This Amendment may be executed and delivered in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.
























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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                MOUNT LUCAS MANAGEMENT
                                CORPORATION, as Manager



                                By:_________________________________

                                Name: ______________________________

                                Title:______________________________



                                WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee



                                By:_________________________________

                                Name: ______________________________

                                Title:______________________________



                                 INTEREST HOLDERS